AMENDMENT NO. 1 TO AGREEMENT

Amendment No. 1 (this “Amendment”) dated as of February 20, 2009, to the Agreement dated June 17, 2008 (the “Agreement”) by and between East Fork Biodiesel, LLC (“EFB”) and Farm Credit Services of America, FLCA (“FCSA”).

RECITALS

A.        Capitalized terms herein which are not defined herein shall have the respective meanings as ascribed in the Agreement and the Term Loan;

B.        EFB has requested a deferral of the principal payment due February 20, 2009, to May 20, 2009.

Accordingly,in consideration of the Recitals and the terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.         Paragraph 1(b) of the Agreement is deleted in its entirety and replaced with the following:

(b)       The Agent shall hold in reserve Two Hundred and Ninety Thousand and 00/100 Dollars ($290,000.00) to be used exclusively for the final Facility construction costs and retainage due the general contractor (the "General Contractor Claims"). FCSA shall advance to EFB any amounts of the General Contractor Claims that are paid by EFB to, or discharged, by the general contractor. Any monies in the foregoing reserve not used by EFB to satisfy General Contractor Claims shall be transferred by EFB to the Invest Account defined below.

2.	The last sentence of Paragraph 1(d) of the Agreement is deleted in its entirety.

3.         Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

2.         EFB agrees that on execution hereof, to immediately return to the Agent in immediately available funds, the sum of Four Hundred Sixty Thousand and 00/100 Dollars ($460,000.00) which will be held by Agent in an Invest Line Account at Agent, all accrued interest thereon which shall be for the account of EFB (the “Invest Account”). Funds from the Invest Account will be applied on a monthly basis, commencing with the month of February, 2009, but paid in March, 2009, to the monthly interest and other fees due FCSA for all funds drawn by EFB under the Commitment.

4.         Paragraph 3 of the Agreement is deleted in its entirety and replaced with the following:

3.         Principal payments due FCSA from EFB under the Term Loan in the individual amounts of Nine Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($912,500.00) due May 20, August 20, and November

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20, 2008 will be deferred by FCSA. Principal payment of Nine Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($912,500.00) due on February 20, 2009 will be due and payable on May 20, 2009 together with the principal payment due on that date and principal payments then will be due and payable quarterly thereafter pursuant to the Term Loan.

5.	Paragraph 16 to the Agreement is added as follows:

16.       On or within seventy-two (72) hours of receipt, EFB shall provide Agent with complete copies of all bank statements for any account of EFB.

6.	Paragraph 17 to the Agreement is added as follows:

17.       EFB will not incur expenses (excluding non-cash items) in excess of Four Hundred Thousand & 00/100 Dollars ($400,000.00) in any month commencing February, 2009, until the parties further amend this Agreement; provided, however, if expenses are expected to exceed such amount in any month, EFB shall report such expected expenses and the reasons therefor to FCSA, for FCSA's approval, which approval shall not be unreasonably withheld. EFB will provide Agent a reconciliation of its monthly actual vs. forecast budget on or before the 20th calendar day of the next month. Further, commencing in February, 2009, until the parties further amend this Agreement, EFB shall make no expenditures for fixed assets nor make any distributions to EFB's members. Nothing contained in this Paragraph 17 is a commitment by FCSA to further amend this Agreement or the Restated Term Loan.

7.	Paragraph 18 to the Agreement is added as follows:

18.       On or before April 6, 2009, EFB shall provide Agent with the following documents in order to have the bank group consider EFB’s further request for pre-treatment financing and additional restructuring of the Restated Term Loan Agreement:

•	Day one balance sheet
•	Sources and use statement
•	Cash flow forecast
•	Complete detail on USDA guaranty
•	Potential input supply agreements
•	Fully detailed assumptions
•	Any and all other information requested by Agent

8.         Effectiveness. This Amendment shall become effective when it has been executed by the parties and the Agent has received executed counterparts as set forth on the signature pages hereto.

9.         Continuing Validity of Loan Documents. EFB hereby (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defenses to or offsets against any such obligation and (c) certifies that, immediately after giving effect to this Amendment, (i) no Default shall exist and (ii)

each of the representations and warranties contained in each Loan Document, as such representations and warranties have previously been amended or deleted, shall be true and correct with the same effect as though such representation and warranty had been made on date hereof, except to the extent such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall have been true and correct on and as of such earlier date.

10.       Limitations. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of any Loan Document shall be deemed (i) to be an amendment or waiver in respect of any other term or condition contained in any Loan Document or (ii) to prejudice any right or rights which the Agent, any Lender or EFB may now have or may have in the future under or in connection with the Agreement or any of the Loan Documents.

11.       Counterparts. This Amendment may be executed in any number of counterparts all of which, taken together, shall constitute one agreement. In making proof of this Amendment, it shall be necessary to produce only the counterpart executed and delivered by the party to be charged.

12.       Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCEABLE IN ACCORDANCE WITH, AND BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

AS EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Amendment to be executed on its behalf.

Dated February 20, 2009	Dated February 20, 2009

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